EXHIBIT 10.42
                         -------------

ASSET PURCHASE AGREEMENT

by and between

HAWAIIAN NATURAL WATER COMPANY, INC.,
a Delaware corporation
as Seller

and

HAWAIIAN SPRINGS, LLC
a Delaware limited liability company
as Purchaser




                    ASSET PURCHASE AGREEMENT


This asset purchase agreement ("Agreement") is dated November 20, 2006, and is between Hawaiian Natural Water Company, Inc., a Delaware corporation ("Seller"), and Hawaiian Springs, LLC, a Delaware limited liability company ("Purchaser"). Seller and Purchaser may be referred to herein collectively as the "Parties," and each individually as a "Party."

Seller is in the business of bottling, packing, and handling of water in the State of Hawaii (the "Business"), and Seller owns or holds certain assets and properties in connection therewith, necessary for, or material to the business and operations thereof (the "Property" as further defined in Section 1.29).

Purchaser wishes to purchase from Seller, and Seller wishes to sell, assign, and transfer to Purchaser, substantially all of the Property. Purchaser has agreed to assume certain liabilities of Seller relating to the Business created after the Closing Date (defined below) and Seller shall pay off or assume responsibility for all liabilities related to the Business created prior to the Closing Date, all for the Purchase Price and upon the terms and subject to the conditions hereinafter set forth.

The Parties therefore agree as follows:


                              ARTICLE I.

                             DEFINITIONS

The definitions in Article I apply equally to both the singular and plural forms of the terms defined. Whenever the context requires, any pronoun includes the corresponding masculine, feminine, and neuter forms. The words "include," "includes," and "including" are deemed to be followed by the phrase "without limitation." All references to Articles, Sections, Schedules, and Exhibits are references to Articles, Schedules, and Sections of, and Exhibits to, this Agreement unless the context otherwise requires. The word "or" is inclusive (i.e., "A or B" means "A, B, or A and B"), thereby avoiding the compound conjunction "and/or."

All accounting terms used herein are to be interpreted, and all accounting determinations to be made under this Agreement, in all material respects using general accepted accounting principles applied on a basis consistent with the accounting practices of Seller concerning the Property as of the Closing Date. Unless the context otherwise specifies or requires, for this Agreement the following terms has the meanings in this Section 1:

1.1 "Accounts Receivable" means all of the accounts receivable of Seller as of the Closing Date to be sold to Purchaser as part of the Property as set forth on Schedule 1.1.

1.2 "Bill of Sale" means a bill of sale duly executed by Seller conveying to Purchaser all of Seller's right, title, and interest in and to the Property on the Closing Date, in the form set forth in Exhibit A.

1.3 "Book Value" means the value at which an asset is carried on Seller's balance sheet; i.e., the cost of an asset minus any accumulated depreciation.

1.4 "Books and Records" means all financial and other books and records maintained by or for the benefit of Seller solely in connection with the operation of the Property and other documents prepared solely in connection with the Property within the possession or control of Seller, including customer and distribution lists, supply contracts, private label contracts, employment and tax records along with any and all computer files, software, materials or correspondence related thereto.

1.5 "Closing" means, concerning the purchase and sale of the Property, consummation of its purchase by Purchaser as contemplated by this Agreement.

1.6 "Closing Date" means the date on which the Closing occurs, set by the Parties after necessary documents have been prepared and are ready for execution. The Closing Date is November 20, 2006.

1.7 "Code" means the Internal Revenue Code of 1986, as amended, and the relevant rules and regulations promulgated thereunder.

1.8 "Agreement Date" means the date specified above in the first paragraph of this Agreement.


1.9 "Contracts" means all customer, distributor, or co-pack contracts plus any other material contracts Seller holds in relation to its bottling or administrative operations as specified in Schedule 1.9.

1.10 "Equipment Leases" means the equipment leases specified on
Schedule 1.10.

1.11 "Facilities" collectively means all of Seller's facilities, including at the Kea'au Facility, the Kapolei Facility, and the Pearl City Facility.

1.12 "FF&E" means any and all furniture, fixtures, equipment (or equipage), tools, machinery, leasehold improvements, plant and other tangible personal property related to or used in connection with Seller's operations or located at the Facilities, including: (a) bottling, packing, and handling equipment; (b) office equipment, furniture, fixtures, furnishings, and computers (and related computer equipment and software); (c) telecommunications equipment; and (d) forklifts, if any, as specified in Schedule 1.12.

1.13 "General Assignment" means an assignment, duly executed and acknowledged by Seller and Purchaser, assigning to Purchaser (to the extent assignable) all of Seller's right, title, and interest in and to intangible personal property of the Seller as of the Closing Date, in the form set forth in Exhibit B.

1.14 "Governmental Authorities" means the federal government, the applicable governmental authority of the State of Hawaii, and any governmental agency connected with any of them that has jurisdiction over the construction, reconstruction, operation, or use of the Property.

1.15 "Ground Leases" means the ground leases specified on Schedule
1.15.

1.16 "Intellectual Property" means of the following only as it pertains to Seller: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names (whether or not registered), together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connections herewith; (d) all mask works and all applications, registrations, and renewals in connection herewith; (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) all computer software (including data and related documentation); (g) all other proprietary rights; and (h) all copies and tangible embodiments thereof (in whatever form or medium), all as specified in Schedule 1.16.

1.17 "Inventory" means Seller's inventory located at the Facilities, consisting of good and saleable inventory with a fair market value to be determined by mutual agreement of the Parties on or about the Closing Date, including: (a) raw materials that are not obsolete, and
(b) finished goods that are not obsolete.

1.18 "IRS" means the Internal Revenue Service.

1.19 "Kapolei Facility" means Seller's facility located at 91-291
Kalaeloa Blvd., Kapolei, HI 96707.

1.20 "Kea'au Facility" means Seller's facility located at 16-305 Old Volcano Rd., Kea'au, HI 96749.

1.21 "Leases" collectively means the Equipment Leases, the Ground
Leases, and the Vehicle Leases.

1.22 "Liabilities" means and is limited strictly and solely to the following liabilities of Seller: (a) the post-Closing obligations of Seller under the Leases, and (b) liabilities of the Business created after the Closing Date.

1.23 "Liens" means lien and/or other security interests against the Property as specified in Schedule 1.23.

1.24 "Non-Foreign Status Certificate" means a certificate, to be executed by Seller, in the form set forth in Exhibit C.

1.25 "Other Liabilities" means all other liabilities which relate directly or indirectly to the Business and/or the Property, including all liabilities in connection with the Settlement Agreement, dated April 29, 2003, among Seller, AMCON Distributing Company (Seller's parent company), and Hawaii Brewery Development Co., Inc.

1.26 "Pearl City Facility" means Seller's facility located at 98-746 Kuahao Pl., Pearl City, HI 96782.

1.27 "Permits" means all of the permits and licenses required by Governmental Authorities required for Seller to conduct the Business as specified in Schedule 1.27.

1.28 "Person" means any natural person, partnership, corporation, limited liability company, association, trust or trustee, or any other legal entity.

1.29 "Property" means substantially all of the tangible and intangible assets currently used by Seller to conduct its current business and operations at the Facilities, including: Accounts Receivable, Books and Records, Contracts, FF&E, goodwill associated with Seller's business, Inventory, Intellectual Property, Leases, Vehicles, and Webpage. "Property" excludes the items specified in Section 2.4.

1.30 "Purchase Price" has the meaning set forth in Section 2.2.

1.31 "Purchaser's Documents" has the meaning set forth in Section 6.2.

1.32 "Seller's Documents" has the meaning set forth in Section 6.1.

1.33 "Separate Agreement" has the meaning set forth in Section 2.2.2.

1.34 "Transaction" collectively means the transactions contemplated in this Agreement.

1.35 "Vehicles" means the vehicles described in Schedule 1.32.

1.36 "Vehicle Leases" means the leases specified in Schedule 1.33.

1.37 "Webpage" means the web pages located at the uniform recourse locator address http://www.hawaiianspring.com/, and any e-mail address used by Seller using the suffix "@hawaiianspring.com."


                            ARTICLE II.

                  PURCHASE AND SALE OF PROPERTY

2.1 Purchase and Sale. On the terms and subject to the conditions of this Agreement, Seller hereby agrees to sell, transfer, convey, and deliver the Property to Purchaser; and Purchaser hereby agrees to purchase the Property from Seller and to assume the Liabilities, as hereinafter provided.

2.2  Consideration for Purchase.

2.2.1 Purchase Consideration. The total "Purchase Consideration" for the Property includes (a) through (c):

     (a) Fair Market Value, and not less than Book Value, for the Inventory. "Fair Market Value" means the actual amount paid by Seller for raw materials still in new and undamaged condition, and the variable cost incurred by Seller in the production of all finished goods found to be in new and shippable condition. Seller and Purchaser will jointly survey and assess the Inventory before Closing, to determine the quantities thereof and amounts paid therefor.

     (b) Book Value for the Accounts Receivable set forth in Schedule 1.1, less any valid customer credits given by Seller before the Closing Date.

     (c)  Two and one-half million dollars ($2,500,000.00).

     (d)  Assumption of the Liabilities in Section 2.3.

2.2.2 Wire Transfer. Purchase Consideration to be paid in cash shall be in the form of a wire transfer to the parties and accounts identified in Schedule 2.2.1. To the extent a recipient party is other than Seller, such payment shall be for the benefit and account of Seller.

2.3  Liabilities Assumed by Purchaser; Limitation on Liabilities
Assumed by Purchaser.

2.3.1  Purchaser must assume the Liabilities created after the Closing
Date.

2.3.2  Except for the Liabilities, Purchaser is assuming no Other
Liabilities. Seller instead remains solely responsible for all Other Liabilities except the Liabilities, including as illustrative and not exhaustive the following (a) through (f):

     (a) Income Taxes. Any liability or obligation for federal, state, local or foreign income taxes (and all other taxes) concerning the operation of the Property before the Closing Date, including any such taxes arising from the sale of the Property.

     (b) Other Tax Obligations. Any other tax obligations incurred by Seller up to the Closing Date, including the Hawaii State Bottle Tax, General Excise Tax, corporate income tax, and any and all employee taxes or obligations incurred up to that point (employee withholding, workers compensation, etc.).

     (c)  Payables.  Any and all payables up to the Closing Date.
Seller remains solely responsible to pay all obligations of whatever nature related to Seller's operations up to the Closing Date.

     (d) Transactional Expenses. Any liability or obligation incurred by Seller to Purchaser or any third party in connection with the negotiation, execution, or performance by Seller of this Agreement, including any legal, accounting, and other professional fees and expenses.

     (e) Fines and Penalties. Any present, past or future costs, assessments, fines, penalties, or related contingencies assessed or assessable under any environmental law, labor, employee safety, wage and hour, health and safety, or other statute, rule, or obligation arising from or related to any act or omission before the Closing Date by Seller or any officer, director, or employee thereof.

     (f) Dragnet Clause. Any other debts, liabilities, and taxes incurred by Seller up to the Closing Date; and any employee salaries, employee benefits, and employee-related taxes incurred by Seller up to the Closing Date.

Seller promptly must pay, discharge, and perform all Other Liabilities, when and as they become due; provided, however, that Seller may refuse to pay or perform any Other Liabilities that Seller contests in good faith and by proper proceedings diligently pursued to completion; provided Purchaser is indemnified pursuant to Section
5.3.3 below.

2.4  Assets Retained by Seller.
Seller will retain all the items in Sections 2.4.1 through 2.4.2:

2.4.1 Any cash (or cash equivalents) on hand, and any and all "internal debt" owed to AMCON Distributing Company.

2.4.2  Any tax credits including net operating loss tax benefits.

2.5 Allocation of the Purchase Consideration. Purchaser and Seller agree to allocate the Purchase Consideration as specified in Schedule
2.5. After the Closing Date, the Parties will make consistent use of the allocation for all tax purposes and in all filings, declarations, and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Purchaser will prepare and deliver IRS Form 8594 to Seller within forty-five (45) days after the Closing Date to be filed with the IRS. In any litigation related to the determination of any tax, Purchaser and Seller must not contend to represent that such allocation is not a correct allocation.


                            ARTICLE III.

                            CLOSING DATE

3.1 Closing Procedures. This Agreement constitutes the agreement for the transfer of substantially all of the Property from Seller to Purchaser.

3.2  Closing Date.

3.2.1. The Transaction will close on the Closing Date, or such later date as the parties mutually agree.

3.2.2. Provided that neither Party has received written notice of the failure of any condition precedent specified in Article VII to the obligations of such Party, then, when Purchaser and Seller are each prepared to execute the documents and instruments and transfer the funds required thereof by this Agreement, they must:

     (a) insert the Closing Date as the date of any document to be delivered but not theretofore dated;

     (b) deliver to Purchaser: the Bill of Sale, General Assignment, Non-Foreign Status Certificate, and any other document required to be delivered to Purchaser; and

     (c) deliver to Seller: all sums to be received by Seller from Purchaser; the General Assignment executed, in counterpart, by Purchaser; and any other document required to be delivered to Seller at the Closing Date.

3.3 Costs. Each Party must pay all of its own legal, accounting, and consulting fees and all other costs and expenses incurred in connection with the Transaction.


                              ARTICLE IV.

        ASSIGNMENT AND ASSUMPTION OF LEASES AND OTHER CONTRACTS

4.1 Assumption of Ground Leases. Seller is to assign to Purchaser, and Purchaser is to accept assignment of and assume the obligations under, the Ground Leases. Seller and Purchaser will, on the Closing Date, execute agreements assigning and assuming the Ground Leases from Seller to Purchaser. Those Lease Agreements must be substantially in the form of Exhibit D, unless otherwise agreed or waived by the Parties. Seller and Purchaser will cooperate and jointly be responsible, before or on the Closing Date, to obtain the lessor's consent (and estoppel certificate) concerning that assignment for the Ground Leases. Purchaser assumes liability for all rents and other charges owing under the Ground Leases after the Closing Date, and Purchaser must indemnify Seller for all such amounts owing under the Ground Leases after the Closing Date. Purchaser must pay Seller for any lease deposits associated with any Ground Lease. Seller indemnifies Purchaser for all rents and other charges owing under the Ground Leases prior to and on the Closing Date.

4.2 Assumption of Equipment Leases. Seller is to assign to Purchaser, and Purchaser is to accept assignment of and assume the obligations under, the Equipment Leases. Seller and Purchaser must, on the Closing Date, execute agreements assigning and assuming the Equipment Leases from Seller to Purchaser. Those agreements must be substantially in the form of Exhibit E, unless otherwise agreed or waived by the Parties. Seller and Purchaser will cooperate and jointly be responsible, before or on the Closing Date, to obtain the lessor's consent (or estoppel certificate) concerning that assignment of the Equipment Leases. Purchaser assumes liability for all rents and other charges owing under the Equipment Leases after the Closing Date, and Purchaser must indemnify Seller for all such amounts owing under the Equipment Leases after the Closing Date. Seller indemnifies Purchaser for all amounts owed or owing under the Equipment Leases prior to or on the Closing Date. If Purchaser assumes the Equipment Leases instead of paying them off at Closing and Seller has continuing liability after the Closing Date under the Equipment Leases, then Purchaser must arrange an irrevocable letter of credit (or similar irrevocable financial device reasonably acceptable to Seller) to insure all lease payments to the lessor under the Equipment Leases. Purchaser must pay Seller for any lease deposits associated with any Equipment Lease.

4.3 Assumption of Vehicle Leases. Seller is to assign to Purchaser, and Purchaser is to accept assignment of and assume the obligations under, the Vehicle Leases. Seller and Purchaser will, on the Closing Date, execute an assignment and assumption of lease assigning the Vehicle Leases from Seller to Purchaser. The Vehicle Lease Agreements must be substantially in the form of Exhibit F, unless otherwise agreed or waived by the Parties. Seller and Purchaser will cooperate and jointly be responsible, before or on the Closing Date, to obtain the lessor's consent (or estoppel certificate) concerning that assignment for the Vehicle Leases. Purchaser assumes liability for all rents and other charges owing under the Vehicle Leases after the Closing Date, and Purchaser must indemnify Seller for all such amounts owing under the Vehicle Leases after the Closing Date. Purchaser must pay Seller for any lease deposits associated with any Vehicle Lease.

4.4 Insurance Polices. Seller will assign to Purchaser, and Purchaser will accept that assignment of and assume the obligations under, all of Seller's business insurance policies that are reasonably assumable by Purchaser. All such insurance policies (or replacements thereof) or any applicable portion thereof will be kept in full force and effect and Purchaser will assume the obligation to pay all premiums under those insurance policies as of the Closing Date. The Seller will notify all insurance companies of this Agreement and the sale of the Property to the Purchaser. Seller also actively will assist Purchaser, before or on the Closing Date, to obtain the insurer's consent concerning that assignment and assumption of those insurance policies of Seller.

4.5 Sale Contracts. Seller is to assign to Purchaser, and Purchaser is to accept assignment of and assume the future obligations under, the Contracts. (Seller must not enter into any new Contract after accepting the Parties' letter of intent dated September 22, 2006.)


                             ARTICLE V.

             REPRESENTATIONS, WARRANTIES, AND COVENANTS

5.1 Purchaser's Representations and Warranties. Purchaser hereby represents and warrants to Seller as follows:

5.1.1 Power and Authority. Purchaser is a limited liability company, duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. Purchaser has the power and authority to enter into this Agreement and the "other documents" required to be executed by Purchaser under Section 7.2, to perform its obligations hereunder and to consummate the Transaction; neither the execution and delivery hereof by Purchaser nor the performance by Purchaser of Purchaser's obligations hereunder will violate or constitute an event of default under any material terms or material provisions of any material agreement, document, instrument judgment, order, or decree to which Purchaser is a party or by which Purchaser is bound.

5.1.2 Authorization; Valid Obligation. All actions required to be taken by or on behalf of Purchaser to authorize Purchaser to make, deliver, and carry out the terms of this Agreement have been or will be duly taken before the Closing Date. No consent to the execution, delivery, and performance of this Agreement by Purchaser is required from any partner, member, manager, board of directors, shareholder, creditor, investor, judicial or administrative body, Governmental Authority, or other Person, other than any such consent that already has been unconditionally given.

5.1.3  As Is Purchase.

     (a)  Before the execution of this Agreement and within forty-five
(45) days of the Closing Date, Purchaser has been afforded access to books and records of Seller relating to the operation of the Property, and to other information available to Seller with respect thereto. Seller has made no representations or warranties to Purchaser as to the accuracy or completeness of that information.

     (b) To the extent deemed necessary or desirable by Purchaser, Purchaser (i) has conducted its own investigation of the Property; and
(ii) has made its own inspections, tests, audits, studies, and investigations conducted in connection with, and on Purchaser's own judgment concerning, its purchase of the Property.

5.2 Purchaser's Covenants. Purchaser covenants with Seller that Purchaser must indemnify, defend, and hold harmless Seller from and against any and all loss, damage, claim, cost, and expense and any other liability whatsoever (including reasonable attorney's fees, charges and costs) incurred by Seller by reason of any claim, demand, or litigation relating to the Property and arising from acts, omissions, occurrences, or matters that take place after the Closing Date, except to the extent arising from any act, negligence, willful misconduct, or omission of Seller.

5.3 Seller's Representations and Warranties. Seller represents and warrants to Purchaser as follows:

5.3.1 Power and Authority. Seller is a corporation, duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. Seller has the power and authority to enter into this Agreement, and other documents required to be executed by Seller at Closing under Section 6.3, to perform its obligations under this Agreement, and to consummate the Transaction.

5.3.2 Title to Assets. Seller has good and marketable title to, or a valid leasehold interest in, the Property free and clear of any security interests therein or restrictions on transfer except for: (a) each respective lessor's interests in each of the Leases; (b) required consents to assignment of the Leases; and (c) the Liens. Seller makes no warranties or representations to Purchaser, express or implied, as to the condition of any of the Property transferred to Purchaser as part of the Transaction or the suitability of any of the Property for any particular purpose, except as expressly provided in this Section
5.3.2 as to Seller's good and marketable title thereto and except as expressly provided herein. All Property is sold to Purchaser "as is" and in its condition and at its location as of the Closing Date.



5.3.3 Seller's Covenants. Seller hereby covenants with Purchaser that Seller (and its successors and assigns) must indemnify, defend, and hold harmless Purchaser from and against any and all loss, damage, claim, cost, and expense and any other liability whatsoever (including reasonable attorney's fees, charges and costs) incurred by Purchaser by reason of any claim, demand, or litigation relating to the Other Liabilities, Property and/or the Business and arising from acts, omissions, occurrences, or matters that take place on or before the Closing Date, except to the extent arising from any act, negligence, willful misconduct, or omission of Purchaser.

     (a) Modifications of Contracts and Leases. Seller must not amend the Contracts and the Leases (and any agreements set forth in the exhibits attached hereto), and Seller must not enter into any other leases of or concerning the Property or other agreements affecting the Property, without the prior written consent of Purchaser.

     (b) Insurance Policies. All existing insurance policies (or replacements thereof) affecting the Property or any portion thereof will be kept in full force and effect, subject to Section 4.4.

5.4 Survival. Purchaser and Seller each hereby covenants and agrees with the other that the representations, warranties, covenants, and indemnities of Purchaser and Seller (as the case may be) set forth, respectively, in Articles V, X, and XIV survive the Closing without limitation as to duration; provided, however, the representations and warranties made by Purchaser and Seller (Section 5.1, as to Purchaser and Sections 5.3.1 and 5.3.2 only as to Seller) survive the Closing for a twelve (12) month period commencing upon the Closing Date.

5.5 No Warranty Concerning Future Business Prospects. Seller makes no warranties, express or implied, concerning the future business prospects of Purchaser, as a result of or following the Transaction. Seller has supplied Purchaser with certain financial information concerning Seller and its operations; provided, however, Seller supplied that financial information to Purchaser without any warranty, express or implied, that might reflect Purchaser's business prospects. Purchaser acknowledges such information supplied by Seller was not, is not, and must not be deemed to be any commitment or guarantee by Seller concerning what Purchaser's future business prospects might be upon consummation of the Transaction.


                              ARTICLE VI.

                        PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

6.1 General. Each of the Parties will use commercially reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, both Parties will cooperate in all reasonable respects to obtain all required consents to the assignment and transfer of the Property and the assumption of the Liabilities; provided, however, that Purchaser shall not be required to agree to any commercially significant amendment of any agreement as a condition of obtaining such consent; however, Purchaser acknowledges that a personal guaranty or letter of credit may be required in order to assume and have assigned the Equipment Lease with General Electric.

6.2 Notices and Consents. Seller will give any required notices to third parties and will use commercially reasonable efforts to obtain any third party consents that Purchaser reasonably may request.

6.3 Operation of Business Negative Covenants. Except as expressly contemplated in this Agreement, Seller will not, without the consent of Purchaser, engage in any practice, take any action, or enter into any transaction outside the ordinary course of the Business. Without limiting the generality of the foregoing, Seller will not take any action that may, directly or indirectly, impair or materially adversely affect the Property or result in any adverse change in the Liabilities.

6.4  Operation of the Business Affirmative Covenants.  Unless
Purchaser otherwise agrees:

6.4.1 Seller will (A) conduct the Business diligently and in the ordinary course of the Business of Seller in substantially the same manner as heretofore conducted and in material conformity with all applicable laws, rules and regulations, and (B) exercise all commercially reasonable efforts to preserve the Business intact, to preserve present commercially significant relationships with suppliers and customers and others having business relations with it and to keep in full force and effect its corporate existence and all material rights and intellectual property relating to the Business.

6.4.2 Seller will in all material respects maintain the Property in its present or better condition, ordinary wear and tear excepted.

6.4.3 Seller will conduct the Business in accordance, in all commercially significant respects, with all applicable governmental rules and regulations and any licenses, permits and other authorizations issued to it by any governmental or regulatory authority, federal, state or local.

6.4.4 Seller will comply in all commercially significant respects with all applicable laws, rules and regulations to which it is subject. Upon receipt of notice of violation of any of such laws, rules and regulations, Seller will use its best efforts to contest in good faith or to cure such violation prior to the Closing.

6.4.5 Seller will maintain or cause to be maintained in force the existing hazard and liability insurance policies, or comparable coverage, relating to the Property and the Business.


6.5 Notice of Developments. Seller will give prompt written notice to Purchaser of any material adverse change in the Business or financial condition of Seller.

6.6 Exclusivity. Seller will not, and will not cause or permit Seller's representatives, employees or agents to, solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of all or substantially all of the capital stock or assets of Seller (including any acquisition structured as a merger, consolidation, or share exchange).

6.7 Employee Matters. Seller shall take all action necessary to terminate substantially all of its employees prior to or on the date of the Closing. Seller acknowledges that Purchaser is under no obligation to offer employment to any such terminated employee or to extend any benefit or to assume any liability in respect of any such employee although subject to a review of all personnel files and to certain personal interviews, Purchaser intends to offer employment to substantially all existing employees on existing terms. Seller does not believe it is subject to the provisions of the Worker Adjustment and Retraining Notification Act (the "WARN Act"), if any, or under any other applicable Law with respect to such termination but that Seller shall give all required notices and other information required to be given to the employees of Seller, any collective bargaining unit representing any group of employees of Seller (if any) and any applicable government authority under the WARN Act (if any) and under any other applicable Law in connection with the transactions
contemplated by this Agreement.   Seller agrees to hold Purchaser
harmless from all obligations with regard to the WARN Act and any other applicable Law in respect of Seller's employees whenever arising.

                            ARTICLE VII.

                       DELIVERY OF DOCUMENTS

7.1 Closing Documents to be Delivered by Seller to Purchaser. Seller must deliver the following original documents to Purchaser on the Closing Date, each of which must be executed, and, where appropriate, acknowledged by Seller, and dated as of the Closing Date:

7.1.1 Two counterparts of the Assignment and Assumption of Interest in each Lease (Exhibits D, E, F);

7.1.2 Consents to the assignment of each Lease along with landlord estoppel certificates reasonably required by Purchaser;

7.1.3  Two counterparts of the General Assignment (Exhibit B);

7.1.4  Two counterparts of the Bill of Sale (Exhibit A);

7.1.5 All documents necessary to transfer title to Purchaser of the Vehicles;

7.1.6  Bulk Sales Report, to be filed under Haw. Rev. Stat. 237-45;

7.1.7  Assignment of Intellectual Property (Exhibit G);

7.1.8  Executed Non-Foreign Status Certificate (Exhibit C);

7.1.9  Executed Intellectual Property conveyancing documents
(including but not limited to the Webpage) reasonably required by Purchaser;

7.1.10 Evidence as reasonably required by Purchaser that all Liens have been released and Other Liabilities satisfied; and,

7.1.11 Any other documents, reasonably required by Purchaser to consummate the purchase and sale of the Property.

7.2  Closing Documents and Funds to be Delivered by Purchaser to
Seller. Purchaser must deliver to Seller on the Closing Date the following funds and original documents, each of which must be executed, and, where appropriate, acknowledged by Seller, and dated as of the Closing Date:

7.2.1 The Purchase Price, in cash or other immediately available federal funds, in the form and amount required by Section 2.2;

7.2.2 Two counterparts of the Assignment and Assumption of Interest in each of the Leases (Exhibits D, E, F);

7.2.3  Two counterparts of the General Assignment (Exhibit B);

7.2.4 Any other documents, reasonably required by Seller to consummate the purchase and sale of the Property.

7.3 Seller's Deliveries to Purchaser at Closing. Seller must deliver to Purchaser contemporaneously with the Closing original counterparts of the following documents together with, to the extent obtainable by Seller through its reasonable efforts, appropriate consents:

7.3.1  Leases;

7.3.2  Contracts, FF&E, and Inventory.

7.3.3  Books and Records;

7.3.4  Permits, if any; and

7.3.5 Keys to all entrance doors, offices, storerooms, FF&E, and Vehicles.

The documents and keys described in this Section 7.3 are deemed to be delivered properly, if left in the property in possession of an authorized representative of Purchaser.



                              ARTICLE VIII.

                    CONDITIONS PRECEDENT TO CLOSING

8.1 Conditions Precedent to Purchaser's Obligations. The obligation of Purchaser to purchase the Property is subject to the satisfaction, not later than the Closing Date, of the following conditions:

8.1.1 Representations and Warranties of Seller. There has been no material breach of any of Seller's representations, warranties, and covenants in this Agreement set forth in Section 5.3 and Section 5.4 as of the Closing Date.

8.1.2 No Material Changes. There has been no casualty or condemnation of which Purchaser has elected to terminate this Agreement under Article XII (Casualty).

8.1.3 Seller's Deliveries. Seller has delivered the items described in Section 7.1, and Purchaser has acknowledged that Seller is prepared to deliver the items described in Section 7.3. The foregoing notwithstanding, if the consents for any Lease is not delivered to Purchaser before the Closing Date, it may be delivered as soon as Seller is able after the Closing Date. If the consent to a Lease is not delivered before the Closing Date, then Seller must indemnify, defend, and hold harmless Purchaser from and against any and all loss, damage, claim, cost, and expense and any other liability whatsoever (including reasonable attorney's fees, charges, and costs) incurred by Purchaser by reason of any claim, demand, or litigation relating to the consent to the Lease not being delivered before the Closing Date except to the extent arising from any act, negligence, willful misconduct, or omission of Purchaser.

8.2 Conditions Precedent to Seller's Obligations. The Closing and Seller's obligations concerning the Transaction are subject to the satisfaction, not later than the Closing Date of the following conditions:

8.2.1 Funds. Purchaser has delivered to Seller on the Closing Date, all cash or other immediately available funds due from Purchaser in accordance with Section 2.2 of this Agreement.

8.2.2 Representations, Warranties, and Covenants of Purchaser. There is no material breach of any of Purchaser's representations, warranties, and covenants in this Agreement including, but not limited to, those set forth in Sections 5.1 and 5.2 as of the Closing Date.

8.2.3 Purchaser's Deliveries. Purchaser has delivered to Seller the items described in Section 7.2.

The conditions set forth in this Section 8.2 are solely for the benefit of Seller and may be waived only by Seller. Seller at all times has the right to waive any condition. Any such waiver or waivers must be in writing and delivered to Purchaser. Purchaser and Seller each must not act or fail to act for the purpose of permitting or causing any condition of this Agreement to fail.

8.3 Failure of Condition. Except as otherwise provided in this Agreement, if the Transaction fails to close on or before the Closing Date for any reason whatsoever (other than a reason for which Purchaser or Seller has the express right to postpone Closing), including a failure of a condition precedent set forth in this Article VIII, either Purchaser or Seller, if not then in default hereunder, may terminate this Agreement in accordance with the provisions of
Section 9.1 or 9.2, as the case may be; and, thereupon:

8.3.1.  each Party must pay its own costs and expenses; and

8.3.2. each Party is released from all obligations under this Agreement, except for the provisions that expressly survive termination of this Agreement.


                            ARTICLE IX.

            PRE-CLOSING/CLOSING DEFAULTS AND REMEDIES

9.1 Seller's Defaults. Seller is considered to be in default hereunder if Seller fails to meet, comply with, or perform any material covenant agreement, representation, warranty or obligation on its part required within the time limits and in the manner required in this Agreement, and such failure was not caused by Purchaser's default.

9.2  Purchaser's Remedies.  If Seller is in default hereunder,
Purchaser may exercise either one of the following as its sole and exclusive remedies:

9.2.1 Terminate this Agreement by written notice delivered to Seller on or before the Closing Date; or

9.2.2 Enforce specific performance of this Agreement against Seller, in which event Purchaser is deemed to have accepted Seller's title to the Property and waived any breach by Seller of any of its representations and warranties made hereunder, except for any matters or breaches caused by an act or omission of Seller in violation of this Agreement or curable by Seller.

Purchaser hereby waives any right to any damages (whether actual, incidental, consequential, punitive or otherwise and whether or not the remedy of specific performance is available) or any other legal or equitable remedies (other than those specified in Section 9.2.1 and Section 9.2.2), which it may otherwise have for Seller's default prior to the Closing.

9.3 Purchaser's Defaults. Purchaser is considered to be in default hereunder if Purchaser fails to meet, comply with, or perform any material covenant, agreement, representation, warranty, or obligation on its part required within the time limits and in the manner required in this Agreement, and such failure was not caused by Seller's default.

9.4 Seller's Remedy. If Purchaser is in default hereunder, Seller may exercise the following as its sole and exclusive remedy: Enforce specific performance of this Agreement against Purchaser, in which event Seller is deemed to have delivered Seller's title to the Property and waived any breach by Purchaser of any of its representations and warranties made hereunder, except for any matters or breaches caused by an act or omission of Purchaser in violation of this Agreement or curable by Purchaser. Seller hereby waives any right to any damages (whether actual, incidental, consequential, punitive, or otherwise and whether or not the remedy of specific performance is available) or any other legal or equitable remedies (other than that specified in the preceding sentence), which it may otherwise have for Purchaser's default.

9.5 Applicability. The provisions of this Article IX only apply if a default occurs and the Closing does not occur. The provisions do not apply in the case of a claim under Section 5.3.3.


                              ARTICLE X.

                                BROKER

Seller and Purchaser mutually represent and warrant to each other that neither Seller nor Purchaser knows of any broker or other Person who has claimed or may have the right to claim a commission, finder's fee, brokerage fee, or other fee or payment in connection with the Transaction.


                             ARTICLE XI.

                            POST-CLOSING

11.1 Books and Records. For the period of six (6) months after the Closing Date, Seller or its authorized representative shall, at its sole cost and expense, and during normal business hours shall have access to all Books and Records relating to the conduct of Business by Seller, provided that it gives Purchaser two (2) business days prior notice and such access does not interfere with Purchaser's conduct of the Business. Additionally, during the period from 60 calendar days after Closing Date to six (6) months after Closing Date, Purchaser will use good faith efforts to protect, gather and arrange shipping to Seller or Seller designated storage facility, at Seller's expense, any accounting or financial records relating to the conduct of Business by Seller requested in writing by Seller.

11.2 Covenant Not To Compete. For a period of three (3) years following the Closing Date, Seller shall not compete with Purchaser in the Business in the State of Hawaii.

11.3 President. Purchaser has advised that it currently intends to retain Seller's current president as an employee post-Closing and Seller consents to such retention without objection.

11.4 Confidentiality. No information concerning one party that has been furnished to or obtained by the other party in connection with this Agreement may be disclosed to any person other than in confidence to employees, legal counsel, financial advisers or independent public accountants who reasonably need to know such information in connection with the transactions contemplated by this Agreement and who agree to be bound by this Section 11.4. Notwithstanding the foregoing, this obligation shall not apply to information that (a) is, or becomes, publicly available from a source other than the other party; (b) was known and can be shown to have been known by the other party at the time of its receipt; (c) is received by the other party from a third party without breach of this Agreement; (d) is required by law or court order to be disclosed; or (e) is disclosed in accordance with the written consent of the other party.


                              ARTICLE XII.

                               CASUALTY

If any substantial damage to the Property occurs before the Closing Date by reason of fire, earthquake, lava flow, or other casualty, Seller must give Purchaser immediate notice of such event. If the cost to repair and restore the Property exceeds the sum of (i) the insurance proceeds available for restoration plus (ii) the deductible amount on the applicable insurance policy, then Purchaser has the right to terminate this Agreement by giving written notice to Seller to such effect by the earlier to occur of (a) the Closing Date, or (b) five (5) days after Seller has notified Purchaser of the casualty. If Purchaser does not elect to terminate this Agreement, then the closing of the Transaction will take place as herein provided with abatement of the Purchase Price in an amount equal to the cost to repair or restore the Property that exceeds the amount of proceeds from casualty insurance paid or payable concerning the casualty, and at the Closing, Seller must pay or assign to Purchaser (by written instrument in the case of any assignment, but without recourse) any proceeds from all fire and other casualty insurance paid or payable concerning the casualty (less sums theretofore expended, if any, by Seller for temporary repairs or barricades), and Seller has no liability or obligation concerning the condition of the Property as the result of such casualty. Despite any foregoing language to the contrary, Seller will pay any deductible amount on the applicable insurance policy up to and including the Closing Date; Purchaser will pay any such deductible amount after the Closing Date.






                                ARTICLE XIII.

                                  NOTICES

13.1 Notices in Writing. Whenever any notice, demand, or request is required or permitted hereunder, such notice, demand, or request must be made in writing and must be personally delivered to the individuals listed below, sent via prepaid courier or overnight courier or telecopier, or deposited in the United States mail, registered or certified, return receipt requested, postage prepaid, addressed to the addresses (and individuals) set forth below:

To Seller:

Hawaiian Natural Water Co., Inc.
C/O AMCON Distributing Co.
Andy Plummer
7405 Irvington Road
Omaha, NE 68122

Telephone Number:  402.331.3727
Telecopier Number:  402.331.4834
Email: aplummer@amcon.com

To Purchaser:

Richard B. Hadley
Managing Member
Hawaiian Springs, LLC
3197-A Airport Loop Drive
Costa Mesa, California 92626-3424

Telephone Number:  714.545.4959
Telecopier Number:  714.545.5668
Email:  rbhadley@sbcglobal.net

13.2 Receipt. Any notice, demand, or request to be served upon any Party is deemed sufficiently given to and received by that Party for all purposes hereunder: (a) if sent via courier, at the time such notice, demand, or request is delivered, to the address specified by the Party to receive such notice; (b) if sent via telecopier, at the time of receipt by such Party; or (c) if sent via registered or certified mail, three (3) days after it is deposited in the United States mail.

13.3 Deemed Delivery. The inability to deliver any notice, demand or request because the individual to whom it is properly addressed in accordance with this Article XIII refused delivery thereof or no longer can be located at that address constitutes delivery thereof to such individual.




13.4 Change of Address. Each Party has the right from time to time to designate by written notice to the other Party such other person or persons and such other place or places as the Party may desire written notices to be delivered or sent in accordance herewith.


                              ARTICLE XIV.

                        SUCCESSORS AND ASSIGNS

14.1  Transfers by Seller.  [Intentionally omitted.]

14.2 Transfers by Purchaser. Purchaser has the right to assign or partially assign all of its right, title, and interest in this Agreement to a subsidiary to be formed without the prior written consent of Seller. Any other transfer or assignment requires the written consent of Seller which consent may be withheld in Seller's sold and absolute discretion. No assignment or transfer made by Purchaser has any force or effect whatsoever unless and until Purchaser delivers to Seller a counterpart of that assignment, duly executed by Purchaser and the assignee, and an assumption agreement with the respect thereto in favor of Seller, duly executed by Purchaser and the assignee, both of which documents must be in form and substance satisfactory to Seller. Notwithstanding anything to the contrary contained herein, such assignment does not relieve the assigning Party from its liability under this Agreement. Any assignment made in violation hereof or that does not comply with the provisions hereof is null and void.


                            ARTICLE XV.

                           MISCELLANEOUS

15.1 Approvals. Whenever the approval or consent of either Purchaser or Seller is called for under the terms of this Agreement, such approval or consent must not be unreasonably withheld and must be given or denied within three (3) business days of receipt of a request by Purchaser or Seller, as the case may be, for such approval or consent (unless a different period for such approval or consent is expressly provided for in this Agreement). The failure by Purchaser or Seller to notify the other Party of its denial of approval or consent before 5:00 p.m. (Hawaii time) on the third business day (or such different period for such approval or consent as is expressly provided for in this Agreement) after the day on which that request is received by the Party from whom approval or consent is sought is deemed to be approval or consent, as of the end of said third business day, by the Party from whom approval or consent is sought.

15.2 Amendment. No provision of this Agreement or of any documents or instrument entered into, given or made under this Agreement may be amended, changed, waived, discharged, or terminated except by an instrument in writing signed by the Party against whom enforcement of the amendment, change, waiver, discharge, or termination is sought.

15.3 Entire Contract. This Agreement together with the Schedules and Exhibits attached hereto embodies the entire agreement between the Parties concerning the Transaction. There have been and are no covenants, agreements, representations, warranties, or restrictions between the Parties hereto with regard thereto other than those set forth herein. This Agreement and supersedes all prior and contemporaneous agreements, representations, and undertakings by or between the Parties.

15.4 Time is of the Essence. Time is strictly of the essence concerning each and every term, condition, obligation, and provision of this Agreement.

15.5 Succession and Assignment. This Agreement is binding upon and inures to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

15.6 Number and Gender of Words. Words of any gender used in this Agreement are to be held and construed to include any other gender, and words of a singular number are to be held to include the plural and vice versa, unless the context requires otherwise.

15.7 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the Parties and their respective successors and assigns, any rights or remedies under or by reason of this Agreement. Nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any Party, nor is any provision herein to be construed to give any third person any right of subrogation or action over against any Party.

15.8 Further Assurances. Each of Seller and Purchaser will, at any time and from time to time after the Closing Date, upon the request of the other, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, and assurances as may reasonably be required to consummate the Transaction.

15.9 Governing Law. This Agreement is to be construed under and be governed by the internal laws of the State of Hawaii (without regard to otherwise applicable conflict of law principles), and all obligations of the Parties created under this Agreement are to be deemed performed in Hawaii County, Hawaii.

15.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which is an original, but such counterparts together constitute one and the same instrument, binding on the Parties.



15.11 Exhibits and Schedules. All exhibits and schedules described in this Agreement and attached hereto are by this reference incorporated fully herein. The term "this Agreement" includes all such exhibits and schedules.

15.12 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, then those provisions are fully severable; the Agreement is to be construed and enforced as if that illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement remain in full force and effect and are not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of that illegal, invalid, or unenforceable provision, there is to be added automatically as a part of this Agreement, a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, or enforceable.

15.13 Attorney's Fees. If any dispute between Seller and Purchaser, relating to the Transaction, should result in litigation, the prevailing party (or more prevailing party) is to be reimbursed for all reasonable costs incurred in connection therewith, including reasonable attorney's fees and court costs (and expert witness fees and costs, if any). The prevailing party (or most prevailing party) is to be determined by the court based upon an assessment of which party's major arguments or positions taken in the proceedings could fairly be said to have prevailed over the other party's major arguments or positions on major disputed issues.
15.14 Interpretation. The Parties agree that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party is not to be employed in the interpretation of this Agreement or any amendments or exhibits thereto.

15.15 No Waiver. No failure of any Party to exercise any power given such Party hereunder or to insist upon strict compliance by the other Party with its obligations hereunder does constitute a waiver of any Party's right to demand strict compliance with the terms of this Agreement.

15.16 Representation by Counsel. Each Party acknowledges to the other that it has been represented at all times by competent legal counsel in connection with this Agreement and the Transaction.

15.17 Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated before the Closing Date: (a) by mutual written consent of Seller and Purchaser; or (b) by either Purchaser or Seller (by written notice to the other) if the Closing does not have occur on or before November 20, 2006, or on whatever later date as the parties may agree to in writing.

Signature page follows; remainder page intentionally left blank.


The Parties are signing this Agreement on the date in the introductory paragraph.


PURCHASER:

HAWAIIAN SPRINGS, LLC


By: /s/ Richard B. Hadley
Title:  Managing Member
Date Executed: November 20, 2006




SELLER:

HAWAIIAN NATURAL WATER COMPANY, INC.


By: /s/ Thomas J. Van Dixhorn
Title:  President
Date Executed: November 20, 2006